EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Investor Relations:
David L. Piazza
Vice President, Finance
703-742-5312
dpiazza@quadramed.com

QUADRAMED AND SEC REACH AGREEMENT

Reston, Virginia – (May 3, 2004) – QuadraMed® Corporation (OTCBB: QMDC.OB) announced today the resolution of the previously disclosed investigation by the United States Securities and Exchange Commission concerning the Company. The Company has consented to the issuance of a Cease and Desist Order, without admitting or denying the findings in the Order. The Order concerns the accounting for transactions between QuadraMed and Health+Cast LLP in 1998 and 1999. None of the individuals who were involved with the Health+Cast transactions are any longer associated with the Company. No fine has been assessed against the Company in the order, which requires the Company to cease and desist from violations of the antifraud, periodic reporting and books and records provisions of the Securities Exchange Act of 1934.

“QuadraMed is pleased to put this matter behind it. This represents the final page in a very unpleasant chapter of the Company’s history”, stated Lawrence P. English, QuadraMed’s Chairman and Chief Executive Officer. “Now we all can devote 100% of our attention to the business at hand of serving our loyal customers.”

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of more than 850 professionals whose experience and dedication to service has earned QuadraMed the trust and loyalty of customers at more than 1,900 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

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QuadraMed and SEC Reach Agreement

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law.

QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

Note to editors: QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective owners.

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